EXHIBIT (21)



                         SUBSIDIARIES OF THE REGISTRANT

The Bank is the only subsidiary of the Parent. The Bank has one subsidiary, HSB Financial Services, Inc., that was incorporated in January of 1998. HSB
Financial Services, Inc. was established for the primary purpose of selling mutual funds and other retail nondeposit investments. HSB Financial Services, Inc. currently has one employee.